Exhibit 10.157

Summary of Material Terms – Consulting Agreement with Philippe Benacin Holding SAS

1. Philippe Benacin Holding SAS (“Consultant”) is act as a consultant to Inter Parfums, Inc. (“Company”), and to provide services commensurate with the responsibilities and obligations of the President of Company in such places as may be agreed upon between Company and Consultant, provided that no services shall be rendered within the United States.

2. The term of this Agreement is for a period of one (1) year commencing as of January 1, 2014, and shall continue in effect for subsequent annual periods unless

(a)      either party provides the other party with 120 days advance notice, or

(b)      Philippe Benacin, the President of Company, ceases to be the President of Company, in which case this Agreement shall terminate coterminous with such cessation.

3. Compensation: For 2014, Company agrees to pay to Consultant $250,000, payable in equal monthly installments. For subsequent years, the remuneration to be paid from Company to Consultant shall be as negotiated between Consultant and the Executive Compensation and Stock Option Committee of the Board of Directors of Company.